UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2017

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	000-52815	34-200-8348
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization	File Number)	Identification Number)

7380 Sand Lake Road, Suite #500

Orlando, FL 32819

(Address, Including Zip Code of Principal Executive Offices)

801-973-9136

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective May 29, 2017, the board of directors of Coda Octopus Group, Inc. (the “Company”) elected Per Wimmer to fill an existing vacancy on the Company’s board.

Since 2011, Mr. Wimmer has been the Chief Executive Officer of Wimmer Family Office, a London based private investment firm founded by him. In 2007, he founded Wimmer Financial, a merchant bank/corporate advisory firm specializing in natural resources, real estate, infrastructure, aviation, shipping and project debt financing. Prior thereto, he was active in the institutional sales area at Goldman Sachs & Co.’s New York and London offices where he focused his attention primarily on advising Scandinavian financial institutions. Mr. Wimmer holds law degrees from the University of Copenhagen and the University of London. He also earned a Master of Public Administration from Harvard University with concentrations in business, finance and international relations.

Mr. Wimmer is the author of a number of books including “Wall Street” that discusses bubbles in the financial markets, and “The Green Bubble”, that promotes the argument that for green energy to be truly sustainable, it must be commercially sustainable. His interests are wide ranching and include space travel and exploration. He has completed space training and has been working closely with Richard Branson to develop Virgin Galactic’s space program.

The Company’s board of directors believes that Mr. Wimmer’s extensive experience in global finance and cross border investments give him the qualifications to serve as a director.

It is expected that Mr. Wimmer will be appointed to the nominating and compensation committees of the Company’s board of directors.

The Company will pay Mr. Wimmer a quarterly board fee of $2,500. He has also been issued 7,143 shares of common stock of the Company. In addition, the Company may retain him from time to time for advisory services for a fee not to exceed annual amounts that would deem him no longer an independent director under the Nasdaq’s independence rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2017

Coda Octopus Group, Inc.

By:	/s/ Annmarie Gayle
Chief Executive Officer